TERRITORY PAYMENT AGREEMENT
and PROMISSORY NOTE

This Payment Agreement ("Agreement") and Promissory Note is entered into this 29th day of June, 2008 by and between Planet Beach Franchising Corporation ("PBFC"), a Nevada Corporation with its principal place of business at 5145 Taravella Road, Marrero, LA 70072, and Laura Beth Paine and Jefferson Burkhalter, an individual who resides at 320 Misty Creek Drive Baton Rouge, LA 70808 for the principal sum of **Two Hundred Eighty Five Thousand Dollars and Zero cents** (\$285,000.00) exclusive of interest.

A. On June 29, 2008, Laura Beth Paine and PBFC entered into an Area Representative Agreement ("ARA") in which Laura Beth Paine received the non-exclusive right to serve as an independent contractor to PBFC to coordinate the development of a certain territory, including recruiting franchisees as well as providing continuing operational and supervisory assistance to current and/or future franchisees.

B. The territory granted to Laura Beth Paine pursuant to the ARA is as follows: San Diego, the State of California ("Territory").

C. The principal sum owed by Laura Beth Paine and Jefferson Burkhalter to PBFC is for the principal sum of **Two Hundred Eighty Five Thousand Dollars and Zero cents** (\$285,000.00) at a seven percent (7%) rate of interest per annum.

D. REPAYMENT OF THE TOTAL SUM OF **Two Hundred Eighty Five Thousand Dollars and Zero cents** (\$285,000.00) SHALL BE MADE UPON THE FOLLOWING TERMS AND CONDITIONS:

- Upon execution of this Agreement, Laura Beth Paine and Jefferson Burkhalter shall pay the first payment of the sum of **SEVENTY FIVE THOUSAND DOLLARS and ZERO CENTS (\$75,000.00)** by certified check or wire made payable to "Planet Beach Franchising Corporation" to be applied to the principal amount of this Agreement, leaving a balance of **TWO HUNDRED TEN THOUSAND AND FIFTEEN DOLLARS and ZERO CENTS (\$210,000.00)**; This amount is inclusive of an interest of SEVEN PERCENT (7%) and all payments are expected to be completed no later than June 30, 2011, (the "Maturity Date"). Please see Amortization Schedule attached as Exhibit A.

- On or before June 30, 2009, Laura Beth Paine and Jefferson Burkhalter shall pay the second payment equal to **EIGHTY THOUSAND TWENTY ONE DOLLARS and ZERO CENTS ($80,021.00)** by certified check or wire made payable to "Planet Beach Franchising Corporation" to be applied to the principal amount of this Agreement, leaving a balance of **ONE HUNDRED FORTY FOUR THOUSAND SIX HUNDRED SEVENTY NINE DOLLARS and ZERO CENTS ($144,679.00)**

- On or before June 30, 2010, Laura Beth Paine and Jefferson Burkhalter shall pay the third payment equal to **EIGHTY THOUSAND TWENTY ONE DOLLARS and ZERO CENTS ($80,021.00)** by certified check or wire made payable to "Planet Beach Franchising Corporation" to be applied to the principal amount of this Agreement, leaving a balance of **EIGHTY THOUSAND TWENTY ONE DOLLARS and ZERO CENTS ($80,021.00).**

- The balance of **EIGHTY THOUSAND TWENTY ONE DOLLARS and ZERO CENTS ($80,021.00)** will be due and payable by certified check or wire made payable to "Planet Beach Franchising Corporation" by Laura Beth Paine and Jefferson Burkhalter on or before June 30, 2011.

- As an incentive to payoff note early, PBFC will grant a payoff discount for early payment in full on 12/1/08, 12/1/09, and 12/1/10 for 10%, 7%, and 5%, respectively. Discount percentage will be computed on the unpaid balance outstanding, including accrued interest. Please see Amortization Schedule attached at Exhibit A for calculated amounts.

E. Laura Beth Paine will be in default of the Area Representative Agreement if she fails to meet the development schedule or misses a payment under the terms of this Agreement. If a default is not cured within thirty (30) days the Territory reverts back to PBFC.

F. PBFC may, at its discretion, extend the terms of this Agreement, upon the same terms and conditions set forth herein, upon agreement and written notification by PBFC to Laura Beth Paine and Jefferson Burkhalter.

G. There is no penalty for early partial payment or for payment in full prior to the Maturity Date under the terms of this Agreement.

H. Each of the following shall constitute a Default hereunder:

1. If there is no payment for any reason 30 days past the scheduled due date; or
2. The occurrence of: (i) the Borrower filing of a petition for relief under the Bankruptcy Reform Act of 1978, as amended or modified ("Bankruptcy Act"), or under any other present or future state of federal law regarding bankruptcy, reorganization or other relief to debtors ("Debtor Relief Law"); or (ii) the entry or issuance of an Order for

Relief in a case brought against Borrower under the Bankruptcy Act or other Debtor Relief Law, or (iii) Borrower making a general assignment for the benefit of creditors; or (iv) the death of the Borrower; or

3. Borrower's failure to effect a full dismissal of any involuntary petition under the Bankruptcy Act or any other Debtor Relief Law.

If any Default occurs, Lender may, at its sole option, declare all sums owing under this note immediately due and payable; and, all sums owing hereunder shall be automatically due and payable as of the date of such occurrence.

I. If any lawyer is engaged by PBFC to enforce, construe or defend any provision of this Agreement or any security agreement or as a consequence of any Default, with or without the filing of any legal action or proceeding, Laura Beth Paine and Jefferson Burkhalter shall pay on demand all legal fees and other costs incurred by PBFC, together with interest thereon from the date of such demand until paid at the rate applicable to the principal owing hereunder as if such unpaid legal fees and costs had been added to the principal.

J. No previous waiver and no failure or delay by PBFC in acting or exercising any right, power or privilege hereunder with respect to the terms of this Agreement or any security agreement of any other security instrument securing this Agreement and no course of dealing between Laura Beth Paine and Jefferson Burkhalter and PBFC shall constitute waiver of any breach, default or failure of condition under this Agreement, or any such security instrument unless in writing signed by Laura Beth Paine and Jefferson Burkhalter and PBFC and stating that such failure, delay or course of dealing constitutes a waiver of any such right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which PBFC would otherwise have.

K. PBFC, and Laura Beth Paine and Jefferson Burkhalter each agree that neither will disclose or discuss, or authorize its agents, accountants or lawyers to disclose or discuss, directly or indirectly, orally or in writing, to any person or entity, the terms of this Agreement thereof; provided, however, that disclosure may be made as ordered by any court, or as required by any regulatory agency, or as required by law.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTOOD AND AGREED TO THE TERMS OF THIS TERRITORY PAYMENT AGREEMENT AND PROMISSORY NOTE.

GUARANTORS:

Laura Beth Paine

Jefferson Burkhalter

PBFC: Planet Beach Franchising Corporation

By: ____________________

Stephen P. Smith
President and CEO
And/or
Richard Juka
Senior Vice-President and COO

Exhibit A

Loan	$210,000	Payment	$80,021
Interest Rate	7.00%	First Pmt	6/30/2009
Term(#Pmts)	3	Last Pmt	6/30/2011
Closing	6/29/2008	Total Pmt	$240,063

Pmt #	Due Date	Pmt Due	Interest Due	Principal Paid	Balance	Payoff Discount %	Payoff Discount	Payoff Amount
	12/1/2008		$ 6,125		$ 216,125	10%	$ 21,613	$ 194,513
1	6/30/2009	$ 80,021	$ 14,700	$ 65,321	$ 144,679			
	12/1/2009		$ 4,220		$ 148,899	7%	$ 10,423	$ 138,476
2	6/30/2010	$ 80,021	$ 10,128	$ 69,893	$ 74,786			
	12/1/2010		$ 2,181		$ 76,967	5%	$ 3,848	$ 73,119
3	6/30/2011	$ 80,021	$ 5,235	$ 74,786	$ -			